Exhibit 99.1

Enerpac Tool Group Reports Second Quarter Fiscal 2023 Results, Increases Expected Ongoing Benefit From ASCEND Transformation Program, and Raises Full-Year Guidance

Second Quarter of Fiscal 2023 Continuing Operations Highlights*

  Net sales were $142 million, with a 6% year-over-year increase in core sales; the strengthening of the US dollar reduced sales by 2% year over year
  GAAP operating margin was 9.8% and adjusted operating margin was 20.2%
  Adjusted EBITDA margin was 22.7%, an increase of nearly 1,100 basis points year over year
  Reported record gross profit margins and adjusted EBITDA margins since launch of Enerpac Tool Group in 2019
  GAAP diluted earnings per share (“EPS”) was $0.12 and adjusted diluted EPS was $0.35
  Leverage (Net Debt to Adjusted EBITDA) was 0.9x at February 28, 2023
  Ongoing incremental adjusted EBITDA benefit from ASCEND transformation program higher than initially projected at launch of program
  Raising full year fiscal 2023 guidance

*This news release contains financial measures in accordance with US Generally Accepted Accounting Principles (“GAAP”) in addition to non-GAAP financial measures. Reconciliations of the GAAP to non-GAAP financial measures can be found in the tables accompanying this release.

MILWAUKEE--(BUSINESS WIRE)--March 21, 2023--Enerpac Tool Group Corp. (NYSE: EPAC) (the “Company”) today announced results for its fiscal second quarter ended February 28, 2023.

“Thanks to solid execution by our global team, we delivered strong and encouraging performance in the second quarter. While the second quarter is typically our seasonally weakest quarter, we saw year-over-year core growth in three out of four regions and we achieved record gross profit margins and adjusted EBITDA margins since the launch of Enerpac Tool Group in 2019. We continued to execute our growth strategies and made accelerated progress on our ASCEND transformation program,” said Paul Sternlieb, Enerpac Tool Group’s President & CEO.

Mr. Sternlieb continued, “Having now reached the one-year anniversary since the launch of our ASCEND transformation program, we are extremely pleased with the continued progress we have made on the accelerated execution of several ASCEND initiatives, and as a result we have increased the expected annual adjusted EBITDA benefit of the program from the original goal of $40-$50 million to a new goal of $50-$60 million as we exit fiscal 2024. We are driving positive, meaningful, and permanent change across our organization, making us more efficient, more productive, and easier to do business with. We are also undertaking key growth investments in areas such as our expansion in targeted vertical markets, our digital transformation and digital marketing program, our customer-driven innovation, and our expansion in Asia Pacific. While the global macroeconomic environment remains uncertain, we believe the improvements we are making through ASCEND and the execution of our differentiated growth strategy have us well positioned to deliver enhanced shareholder value.”

Consolidated Results from Continuing Operations
(US$ in millions, except per share)
	Three Months Ended		Six Months Ended
	February 28, 2023	February 28, 2022	February 28, 2023	February 28, 2022
Net Sales	$142.0	$136.6	$281.3	$267.5
Net Income	$7.2	$2.1	$13.6	$5.3
Diluted Earnings Per Share	$0.12	$0.03	$0.24	$0.09
Adjusted Diluted Earnings Per Share	$0.35	$0.14	$0.65	$0.30
  Consolidated net sales for the second quarter of fiscal 2023 were $142.0 million compared to $136.6 million in the prior year second quarter. Core sales improved 6% year over year, with product sales up 9% and service revenues down 4%, as the Company implemented a more selective process for quoting service projects that is focused on more differentiated solutions. The impact from foreign currency exchange rates reduced net sales by 2% in the quarter compared to the prior year.
  Fiscal 2023 second quarter net income and diluted earnings per share were $7.2 million and $0.12, respectively, compared to net income and diluted EPS of $2.1 million and $0.03, respectively, in the second quarter of fiscal 2022. Fiscal 2023 second quarter net income included:
    Restructuring charges of $3.0 million ($2.8 million, or $0.05 per share, after tax) attributable to ASCEND initiatives;
    ASCEND transformation program charges (“ASCEND charges”) of $11.4 million ($10.0 million, or $0.17 per share, after tax) including third-party fees for program implementation support;
    Leadership transition charges of $0.2 million ($0.2 million, or $0.00 per share, after tax);
    M&A charges of $0.2 million ($0.2 million, or $0.00 per share, after tax); and
    Tax expense of $0.1 million ($0.00 per share) related to equity compensation deferred tax adjustments and debt issuance costs.
  Fiscal 2022 second quarter net income included a restructuring charge of $1.8 million ($1.7 million, or $0.03 per share, after tax) attributable to changes to flatten and simplify the organizational structure, impairment and divestiture charges of $1.1 million ($0.8 million, or $0.01 per share, after tax) related to intangible assets from historical acquisitions, business review charges of $2.5 million ($2.3 million, or $0.04 per share, after tax) related to external support for the deep dive business review, leadership transition charges of $1.7 million ($1.6 million, or $0.03 per share, after tax), and tax expense of $0.2 million ($0.00 per share) related to equity compensation deferred tax adjustments.
  Excluding the items detailed above, adjusted diluted EPS was $0.35 for the second quarter of fiscal 2023 compared to $0.14 in the comparable prior year period.
  Consolidated net sales for the six months ended February 28, 2023 were $281.3 million, compared to $267.5 million in the comparable prior year period. Core sales increased 9% year over year, while the impact of foreign currency decreased net sales by 4%.
  Fiscal 2023’s first half net income and diluted EPS were $13.6 million and $0.24, respectively, compared to net income and diluted EPS of $5.3 million and $0.09, respectively in the comparable prior year period.

Industrial Tools & Service (IT&S)
(US$ in millions)
	Three Months Ended		Six Months Ended
	February 28, 2023	February 28, 2022	February 28, 2023	February 28, 2022
Net Sales	$130.9	$125.9	$258.2	$247.3
Operating Profit	$30.4	$12.6	$57.1	$30.6
Operating Profit %	23.3%	10.0%	22.1%	12.4%
Adjusted Op Profit (1)	$34.8	$15.7	$63.9	$35.3
Adjusted Op Profit % (1)	26.6%	12.4%	24.8%	14.3%

(1) Excludes approximately $2.6 million of restructuring charges and $1.8 million of ASCEND charges in the second quarter of fiscal 2023 and $1.5 million of restructuring charges, $1.1 million of impairment & divestiture charges and $0.4 million of leadership transition charges in the second quarter of fiscal 2022. The six months ended February 28, 2023 excludes $3.5 million of restructuring charges and $3.3 million of ASCEND charges compared to $3.1 million of restructuring charges, $1.1 million of impairment & divestiture charges and $0.4 million of senior leadership transition charges in the prior year period.

  Second quarter fiscal 2023 net sales were $130.9 million, 4% higher than the prior fiscal year’s second quarter net sales. Core sales increased 7% year over year.
  Operating profit margin and adjusted operating profit margin increased year over year to 23.3% and 26.6%, respectively, primarily due to ASCEND initiatives, pricing actions, savings from cost management and restructuring initiatives implemented in prior periods, despite increased material costs. The prior year second quarter also included a $3.1 million increase in receivable reserves that did not repeat in the current year quarter.

Corporate Expenses from Continuing Operations

  Corporate expenses were $17.6 million and $8.4 million for the second quarter of fiscal 2023 and fiscal 2022, respectively.
  Adjusted corporate expenses(2) of $7.3 million for the second quarter of fiscal 2023 were $3.0 million higher than the comparable adjusted prior year period expense of $4.3 million, primarily due to increased salary and benefits, incentive compensation, and a prior year benefit received related to a legal settlement slightly offset by restructuring savings.

(2) Excludes approximately $0.4 million of restructuring charges, $9.5 million of ASCEND charges, $0.2 million of leadership transition charges and $0.2 million of M&A charges in the second quarter of fiscal 2023 compared to $0.3 million of restructuring charges, $2.5 million of business review charges and $1.3 million of leadership transition charges in the second quarter of fiscal 2022.

Balance Sheet and Leverage
(US$ in millions)
	Period Ended
	February 28, 2023	November 30, 2022	February 28, 2022
Cash Balance	$124.7	$129.2	$133.4
Debt Balance	$209.3	$202.2	$175.0
Net Debt to Adjusted EBITDA**	0.9	0.7	0.6

Net debt at February 28, 2023 was approximately $85 million (total debt of $209 million less $125 million of cash), which increased approximately $12 million from November 30, 2022. Net Debt to Adjusted EBITDA from continuing operations was 0.9x at February 28, 2023.

**Periods as of and subsequent to August 31, 2022 calculated in accordance with the terms of the Company’s September 2022 Senior Credit Facility. Prior periods calculated in accordance with the terms of the Company’s March 2019 Senior Credit Facility.

Outlook

Mr. Sternlieb concluded, “Taking into consideration our solid year-to-date performance, the strengthening of the Euro and British Pound and resulting current foreign exchange rates, the success of our ASCEND transformation program which is well ahead of plan, and our view on the remainder of the fiscal year, we now expect full-year net sales of $580 to $600 million and an adjusted EBITDA range of $118 to $128 million, including an ASCEND EBITDA benefit of $32 to $38 million. Our original guidance included $15 million of EBITDA from initiatives that have now matured through our ASCEND pipeline, and will be attributable to ASCEND, but that are not incremental to our guidance. Our guidance is based on current foreign exchange rates and assumes that there is not a broad-based recession.”

Conference Call Information

An investor conference call is scheduled for 7:30 am CT on March 22, 2023. Webcast information and conference call materials, including an earnings presentation, are available on the Enerpac Tool Group company website (www.enerpactoolgroup.com).

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. In addition to statements with respect to guidance, the terms “may,” “should,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “objective,” “plan,” “project” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include, without limitation, general economic uncertainty, market conditions in the industrial, oil & gas, energy, power generation, infrastructure, commercial construction, truck and automotive industries, the impact of geopolitical activity, including the invasion of Ukraine by Russia and international sanctions imposed in response thereto, any further economic impact of the COVID-19 pandemic, the ability of the Company to achieve its plans or objectives related to its growth strategy, market acceptance of existing and new products, market acceptance of price increases, successful integration of acquisitions, the impact of dispositions and restructurings, the ability of the Company to achieve its plans or objectives related to the ASCEND program, including any assumptions underlying its calculation of expected incremental EBITDA or program investment, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor, or overhead cost increases, tax law changes, foreign currency risk, interest rate risk, commodity risk, tariffs, litigation matters, impairment of goodwill or other intangible assets, the Company’s ability to access capital markets and other risks and uncertainties that may be referred to or noted in the Company’s reports filed with the Securities and Exchange Commission from time to time, including those described in the Company’s Form 10-K for the fiscal year ended August 31, 2022 and most recent report on Form 10-Q. Enerpac Tool Group disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Non-GAAP Financial Information

This press release contains financial measures that are not measures presented in conformity with GAAP. These non-GAAP measures include EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted earnings from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted operating profit from continuing operations, segment adjusted operating profit and adjusted EBITDA, free cash flow and net debt. This press release includes reconciliations of non-GAAP measures to the most comparable GAAP measure, including in the tables attached to this press release. Management believes the non-GAAP measures presented in this press release are commonly used financial measures for investors to evaluate Enerpac Tool Group’s operating performance and financial position with respect to the periods presented and, when read in conjunction with the condensed consolidated financial statements, present a useful tool to evaluate ongoing operations and provide investors with metrics they can use to evaluate aspects of the Company’s performance from period to period. In addition, these are some of the financial metrics management uses in internal evaluations of the overall performance of the Company’s business. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

About Enerpac Tool Group

Enerpac Tool Group Corp. is a premier industrial tools, services, technology and solutions provider serving a broad and diverse set of customers in more than 100 countries. The Company makes complex, often hazardous jobs possible safely and efficiently. Enerpac Tool Group’s businesses are global leaders in high pressure hydraulic tools, controlled force products, and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

(tables follow)

Enerpac Tool Group Corp.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	February 28,	August 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$124,663	$120,699
Accounts receivable, net	100,339	106,747
Inventories, net	94,206	83,672
Other current assets	36,082	31,262
Total current assets	355,290	342,380

Property, plant and equipment, net	41,248	41,372
Goodwill	262,143	257,949
Other intangible assets, net	39,716	41,507
Other long-term assets	74,790	74,104

Total assets	$773,187	$757,312

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$54,291	$72,524
Accrued compensation and benefits	24,180	21,390
Current maturities of debt	2,500	-
Short-term debt	-	4,000
Income taxes payable	6,609	4,594
Other current liabilities	55,839	50,680
Total current liabilities	143,419	153,188

Long-term debt, net	206,754	200,000
Deferred income taxes	8,478	7,355
Pension and postretirement benefit liabilities	11,701	11,941
Other long-term liabilities	62,047	66,217
Total liabilities	432,399	438,701

Shareholders' equity
Capital stock	16,746	16,679
Additional paid-in capital	215,879	212,986
Treasury stock	(742,844)	(742,844)
Retained earnings	978,701	966,751
Accumulated other comprehensive loss	(127,694)	(134,961)
Stock held in trust	(3,320)	(3,209)
Deferred compensation liability	3,320	3,209
Total shareholders' equity	340,788	318,611

Total liabilities and shareholders' equity	$773,187	$757,312

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2023	2022	2023	2022
Net sales	$141,960	$136,599	$281,342	$267,502
Cost of products sold	71,593	76,618	143,069	147,895
Gross profit	70,367	59,981	138,273	119,607

Selling, general and administrative expenses	52,059	50,668	105,306	99,145
Amortization of intangible assets	1,349	1,881	2,717	3,886
Restructuring charges	2,987	1,832	3,969	4,569
Impairment & divestiture charges	-	1,116	-	1,116
Operating profit	13,972	4,484	26,281	10,891

Financing costs, net	3,105	755	5,920	1,716
Other expense, net	721	271	1,423	751
Earnings before income tax expense	10,146	3,458	18,938	8,424

Income tax expense	2,988	1,337	5,370	3,118
Net earnings from continuing operations	7,158	2,121	13,568	5,306
Loss from discontinued operations, net of income taxes	(2,661)	(900)	(1,618)	(1,297)
Net earnings	$4,497	$1,221	$11,950	$4,009

Earnings per share from continuing operations
Basic	$0.13	$0.04	$0.24	$0.09
Diluted	0.12	0.03	0.24	0.09

Loss per share from discontinued operations
Basic	$(0.05)	$(0.01)	$(0.03)	$(0.02)
Diluted	(0.05)	(0.01)	(0.03)	(0.02)

Earnings per share*
Basic	$0.08	$0.02	$0.21	$0.07
Diluted	0.08	0.02	0.21	0.07

Weighted average common shares outstanding
Basic	57,042	60,387	56,964	60,324
Diluted	57,500	60,689	57,409	60,655

*The total of earnings per share from continuing operations and loss per share from discontinued operations may not equal earnings per share due to rounding.

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2023	2022	2023	2022
Operating Activities
Cash (used in) provided by operating activities - continuing operations	$(9,856)	9,181	$7,959	5,241
Cash provided by (used in) operating activities - discontinued operations	2,100	222	1,818	(564)
Cash (used in) provided by operating activities	$(7,756)	$9,403	$9,777	$4,677

Investing Activities
Capital expenditures	(2,437)	(1,537)	(5,465)	(4,830)
Proceeds from sale of property, plant and equipment	91	30	584	163
Cash used in investing activities - continuing operations	(2,346)	(1,507)	(4,881)	(4,667)
Cash used in investing activities	$(2,346)	$(1,507)	$(4,881)	(4,667)

Financing Activities
Borrowings on revolving credit facility	20,000	10,000	41,000	15,000
Principal repayments on revolving credit facility	(13,000)	(10,000)	(31,000)	(15,000)
Proceeds from issuance of term loan	-	-	200,000	-
Payment for redemption of revolver	-	-	(200,000)	-
Swingline borrowings/repayments, net	-	-	(4,000)	-
Payment of debt issuance costs	(69)	-	(2,486)	-
Stock options, taxes paid related to the net share settlement of equity awards & other	(1,456)	(1,915)	(1,453)	(3,223)
Payment of cash dividend	-	-	(2,274)	(2,409)
Cash provided by (used in) financing activities - continuing operations	$5,475	(1,915)	$(213)	(5,632)
Cash provided by (used in) financing activities	$5,475	(1,915)	$(213)	(5,632)

Effect of exchange rate changes on cash	47	916	(719)	(1,300)
Net (decrease) increase from cash and cash equivalents	$(4,580)	6,897	$3,964	(6,922)
Cash and cash equivalents - beginning of period	129,243	126,533	120,699	140,352
Cash and cash equivalents - end of period	$124,663	$133,430	$124,663	$133,430

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures
(In thousands)	Fiscal 2022					Fiscal 2023
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Sales
Industrial Tools & Services Segment	$121,313	$125,940	$140,395	$139,694	$527,342	$127,297	$130,904	$-	$-	$258,201
Other	9,590	10,659	11,499	12,133	43,881	12,085	11,056	-	-	23,141
Total	$130,903	$136,599	$151,894	$151,827	$571,223	$139,382	$141,960	$-	$-	$281,342

% Sales Growth
Industrial Tools & Services Segment	8%	12%	5%	4%	7%	5%	4%	-	-	4%
Other	32%	35%	18%	14%	23%	26%	4%	-	-	14%
Total	10%	13%	6%	4%	8%	6%	4%	-	-	5%

Operating Profit from Continuing Operations
Operating profit	$6,407	$4,484	$6,643	$13,125	$30,660	$12,309	$13,972	$-	$-	$26,281
Impairment & divestiture charges	-	1,116	-	1,297	2,413	-	-	-	-	-
Restructuring charges	2,737	1,832	517	3,049	8,135	982	2,987	-	-	3,969
Gain on sale of facility, net of transaction charges	-	-	(585)	-	(585)	-	-	-	-	-
Leadership transition charges (benefit) (2)	3,759	1,747	2,800	(37)	8,269	400	202	-	-	603
Business review charges	-	2,500	502	-	3,002	-	-	-	-	-
M&A charges	-	-	-	-	-	-	196	-	-	196
ASCEND transformation program charges	-	-	3,856	9,760	13,616	9,419	11,372	-	-	20,791
Adjusted operating profit	$12,903	$11,679	$13,733	$27,194	$65,510	$23,110	$28,729	$-	$-	$51,840

Adjusted Operating Profit by Segment
Industrial Tools & Services Segment	$19,646	$15,654	$19,421	$31,878	$86,600	$29,099	$34,836	$-	$-	$63,935
Other	(1,257)	334	1,017	1,853	1,947	1,424	1,156	-	-	2,580
Corporate / General	(5,486)	(4,309)	(6,705)	(6,537)	(23,037)	(7,413)	(7,263)	-	-	(14,675)
Adjusted operating profit	$12,903	$11,679	$13,733	$27,194	$65,510	$23,110	$28,729	$-	$-	$51,840

Adjusted Operating Profit %
Industrial Tools & Services Segment	16.2%	12.4%	13.8%	22.8%	16.4%	22.9%	26.6%	-	-	24.8%
Other	-13.1%	3.1%	8.8%	15.3%	4.4%	11.8%	10.5%	-	-	11.1%
Adjusted Operating Profit %	9.9%	8.5%	9.0%	17.9%	11.5%	16.6%	20.2%	-	-	18.4%

EBITDA from Continuing Operations (1)
Earnings from continuing operations	$3,185	$2,121	$4,061	$10,224	$19,591	$6,409	$7,158	$-	$-	$13,568
Financing costs, net	961	755	951	1,719	4,386	2,815	3,105	-	-	5,920
Income tax expense (benefit)	1,781	1,337	1,377	(95)	4,401	2,383	2,988	-	-	5,370
Depreciation & amortization	5,175	4,986	4,822	4,617	19,600	4,193	4,226	-	-	8,419
EBITDA	$11,102	$9,199	$11,211	$16,465	$47,978	$15,800	$17,477	$-	$-	$33,277

EBITDA from Continuing Operations (1)
EBITDA	$11,102	$9,199	$11,211	$16,465	$47,978	$15,800	$17,477	$-	$-	$33,277
Impairment & divestiture charges	-	1,116	-	1,297	2,413	-	-	-	-	-
Restructuring charges	2,737	1,832	517	3,049	8,135	982	2,987	-	-	3,969
Gain on sale of facility, net of transaction charges	-	-	(585)	-	(585)	-	-	-	-	-
Leadership transition charges (benefit) (2)	3,759	1,747	2,800	(37)	8,269	400	202	-	-	603
Business review charges	-	2,500	502	-	3,002	-	-	-	-	-
M&A charges	-	-	-	-	-	-	196	-	-	196
ASCEND transformation program charges	-	-	3,856	9,760	13,616	9,419	11,372	-	-	20,791
Adjusted EBITDA	$17,598	$16,394	$18,301	$30,534	$82,828	$26,601	$32,234	$-	$-	$58,836

Adjusted EBITDA by Segment
Industrial Tools & Services Segment	$22,996	$19,260	$22,853	$34,154	$99,263	$31,698	$37,458	$-	$-	$69,156
Other	(263)	1,225	1,912	2,741	5,615	2,316	2,050	-	-	4,366
Corporate / General	(5,135)	(4,091)	(6,464)	(6,361)	(22,050)	(7,413)	(7,274)	-	-	(14,686)
Adjusted EBITDA	$17,598	$16,394	$18,301	$30,534	$82,828	$26,601	$32,234	$-	$-	$58,836

Adjusted EBITDA %
Industrial Tools & Services Segment	19.0%	15.3%	16.3%	24.4%	18.8%	24.9%	28.6%	-	-	26.8%
Other	-2.7%	11.5%	16.6%	22.6%	12.8%	19.2%	18.5%	-	-	18.9%
Adjusted EBITDA %	13.4%	12.0%	12.0%	20.1%	14.5%	19.1%	22.7%	-	-	20.9%

Notes:
(1) EBITDA represents net earnings from continuing operations before financing costs, net, income tax expense (benefit), and depreciation & amortization. EBITDA is not a calculation based upon GAAP. The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings. EBITDA and adjusted EBITDA should not be considered as alternatives to net earnings, operating profit or operating cash flows. The Company has presented EBITDA and adjusted EBITDA because it regularly reviews these performance measures. In addition, EBITDA and adjusted EBITDA are used by many of our investors and lenders, and are presented as a convenience to them. The EBITDA and adjusted EBITDA measures presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.
(2) Caption updated from "Leadership transition & board search charges (benefit)" used during Fiscal 2022, costs included have not been altered.

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures (Continued)
(In thousands, except for per share amounts)
	Fiscal 2022					Fiscal 2023
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Adjusted Earnings (3)
Net Earnings	$2,788	$1,221	$1,643	$10,034	$15,686	$7,453	$4,497	$-	$-	$11,950
Loss from Discontinued Operations, net of income tax	(397)	(900)	(2,418)	(190)	(3,905)	1,044	(2,661)	-	-	(1,618)
Earnings from Continuing Operations	$3,185	$2,121	$4,061	$10,224	$19,591	$6,409	$7,158	$-	$-	$13,568
Impairment & divestiture charges	-	1,116	-	1,297	2,413	-	-	-	-	-
Restructuring charges	2,737	1,832	517	3,049	8,135	982	2,987	-	-	3,969
Gain on sale of facility, net of transaction charges	-	-	(585)	-	(585)	-	-	-	-	-
Leadership transition charges (benefit) (2)	3,759	1,747	2,800	(37)	8,269	400	202	-	-	603
Business review charges	-	2,500	502	-	3,002	-	-	-	-	-
ASCEND transformation program charges	-	-	3,856	9,760	13,616	9,419	11,372	-	-	20,791
M&A charges	-	-	-	-	-	-	196	-	-	196
Accelerated debt issuance costs	-	-	-	-	-	317	-	-	-	317
Net tax effect of reconciling items above	42	(805)	(1,366)	(4,162)	(6,291)	(719)	(1,652)	-	-	(2,371)
Other income tax (benefit) expense	-	210	-	-	210	-	144	-	-	144
Adjusted Earnings from Continuing Operations	$9,723	$8,721	$9,785	$20,131	$48,360	$16,808	$20,407	$-	$-	$37,217

Adjusted Diluted Earnings per share (3)
Net Earnings	$0.05	$0.02	$0.03	$0.17	$0.26	$0.13	$0.08	$-	$-	$0.21
Loss from Discontinued Operations, net of income tax	(0.01)	(0.01)	(0.04)	(0.00)	(0.07)	0.02	(0.05)	-	-	(0.03)
Earnings from Continuing Operations	$0.05	$0.03	$0.07	$0.18	$0.33	$0.11	$0.12	$-	$-	$0.24
Impairment & divestiture charges, net of tax effect	-	0.01	-	0.02	0.04	-	-	-	-	-
Restructuring charges, net of tax effect	0.04	0.03	0.01	0.04	0.11	0.02	0.05	-	-	0.06
Gain on sale of facility, net of transaction charges, net of tax effect	-	-	(0.01)	0.00	(0.01)	-	-	-	-	-
Leadership transition charges (benefit) (2), net of tax effect	0.06	0.03	0.04	(0.01)	0.12	0.01	0.00	-	-	0.01
Business review charges, net of tax effect	-	0.04	0.01	(0.01)	0.04	-	-	-	-	-
ASCEND transformation program charges, net of tax effect	-	-	0.05	0.13	0.17	0.15	0.17	-	-	0.33
M&A charges, net of tax effect	-	-	-	-	-	-	0.00	-	-	-
Accelerated debt issuance costs, net of tax effect	-	-	-	-	-	0.01	0.00	-	-	0.01
Other income tax (benefit) expense	-	0.00	-	-	-	-	0.00	-	-	-
Adjusted Diluted Earnings per share from Continuing Operations	$0.16	$0.14	$0.16	$0.35	$0.81	$0.29	$0.35	$-	$-	$0.65

Free Cash Flow (4)
Cash (used in) provided by operating activities	$(4,726)	$9,403	$2,519	$44,540	$51,736	$17,533	$(7,756)	$-	$-	$9,777
Capital expenditures	(3,293)	(1,537)	(2,140)	(1,447)	(8,417)	(3,028)	(2,437)	-	-	(5,465)
Proceeds from sale of property, plant and equipment	133	30	995	18	1,176	493	91	-	-	584
Other	-	1	(1)	-	-	930	-	-	-	930
Free Cash Flow	$(7,886)	$7,897	$1,373	$43,111	$44,495	$15,928	$(10,102)	$-	$-	$5,826

Notes continued:
(3) Adjusted earnings from continuing operations and adjusted diluted earnings per share represent net earnings and diluted earnings per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures are not calculated based upon generally accepted accounting principles (GAAP) and should not be considered as an alternative to net earnings or diluted earnings per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Enerpac Tool Group companies.
(4) Free cash flow primarily represents the operating cash flow, proceeds from the sale of property, plant and equipment less capital expenditures.

For all reconciliations of GAAP measures to Non-GAAP measures, the summation of the individual components may not equal the total due to rounding. With respect to the earnings per share reconciliations the impact of share dilution on the calculation of the net earnings or loss per share and discontinued operations per share may result in the summation of these components not equaling the total earnings per share from continuing operations.

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP To Non-GAAP Guidance
(In millions)
	Fiscal 2023
	Low	High
Reconciliation of Continued Operations GAAP Operating Profit
To Adjusted EBITDA
GAAP Operating profit	$54	$73
ASCEND transformation program charges	38	33
Restructuring charges	9	7
Adjusted operating profit	$101	$113
Other expense, net	(1)	(1)
Depreciation & amortization	18	16
Adjusted EBITDA	$118	$128

Reconciliation of GAAP Cash Flow From Operations to Free Cash Flow
Cash provided by operating activities	$65	$85
Capital expenditures	(10)	(15)
Other	-	-
Free Cash Flow Guidance	$55	$70

Notes continued:
(5) Management does not provide guidance on GAAP financial measures as we are unable to predict and estimate with certainty items such as potential impairments, refinancing costs, business divestiture gains/losses, discrete tax adjustments, or other items impacting GAAP financial metrics. As a result, we have included above only those items about which we are aware and are reasonably likely to occur during the guidance period covered.

Contacts

Bobbi Belstner
Senior Director, Investor Relations and Strategy
262.293.1912